Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Praxis Precision Medicines, Inc. 2017 Stock Incentive Plan, the Praxis Precision Medicines, Inc. 2020 Stock Option and Incentive Plan, and the Praxis Precision Medicines, Inc. 2020 Employee Stock Purchase Plan of our report dated July 22, 2020 (except for Note 17, as to which the date is October 9, 2020) with respect to the consolidated financial statements of Praxis Precision Medicines, Inc. included in its Registration Statement, as amended (Form S-1 No. 333-249074) and related Prospectus of Praxis Precision Medicines, Inc. filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 15, 2020